EXHIBIT 99.2

Amendment to Bylaws of Pacific Gas and Electric Company

Effective January 1, 2006

          1.  Number.  The Board of Directors of this Corporation shall consist of such number of directors, not less than nine (9) nor more than seventeen (17).  The exact number of directors shall be ten (10) until changed, within the limits specified above, by an amendment to this Bylaw duly adopted by the Board of Directors or the shareholders.